Board of Directors
VirtualAcademics.Com, Inc.

As stated in note 2 to the condensed consolidated financial statements of VirtualAcademics.Com, Inc. (the "Company") for the six months ended December 31, 2000, the Company changed its accounting policy for revenue recognition from a straight line method over an estimated 24-month period to a method whereby revenue is recognized as courses are completed by students. Management believes the newly adopted accounting principle is preferable in the circumstances because this method would more clearly relate the revenue to the studies completed, and is the type of method employed by other companies in the industry based on our review of selected competitors. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find unreasonable.

We have not audited any consolidated financial statements of VirtualAcademics.Com, Inc. as of any date or for any period subsequent to June 30, 2000. Accordingly, we are unable to express an opinion on whether the method of accounting for the effect of the change is in conformity with generally accepted accounting principles or if the financial information included in Part I of this Form 10-Q is fairly presented.

Very truly yours,

/s/ Grant Thornton LLP